UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 13, 2006
(Date of Earliest Event Reported)

WHO’S YOUR DADDY, INC.
(Exact name of Registrant as specified in its charter)

Nevada	0-33519	98-0360989
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3131 Camino del Rio North, Suite 1650, San Diego, CA 92108
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (619) 284-4807

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Effective as of December 5, 2006 Who’s Your Daddy, Inc. (the “Company”) and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (collectively, the “Holders”) modified the Callable Secured Convertible Notes dated April 29, 2005 and the Filing Notes dated October 5, 2005 (the “Notes”) issued by the Company to the Holders, and other matters set forth herein (the “New Agreement”).

The New Agreement provides:

1.	The Applicable Percentage (as defined in each of the Debt Instruments) shall be fifty-two and a half percent (52.5%).

2.

The Company will be allowed to prepay, at its option, all or a portion of the principal outstanding under the Notes, with an agreed-upon payoff balance due as of December 5, 2006 of $2,150,000, which includes interest thru December 31, 2006. This amount will be reduced by any conversions by the Investors between December 5, 2006 and the date of prepayment and increased by interest accrued on the unpaid balance, from January 1, 2007 to the date of prepayment, at the annual rate of fifteen percent (15%).

3.	The Notes are hereby amended in accordance with the foregoing provision. All other provisions of the Notes, as amended from time to time, shall remain in full force and effect.

4.

The Investors agree to waive any all penalties that are now due and owing to the Investors for, including but not limited to, the Company’s failure to have a registration statement declared effective on time.

5.	The Investors agree that the Company is not in Default under the terms of the Notes.

6.

The Investors agree that there will be no additional penalties or an Event of Default under the Notes, so long as the Company honors the Investors’ conversion requests, as allowed in each of the Debt Instruments, as they are received in a timely manner.

For the complete terms please see the Letter of Agreement filed as an Exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

2.1	Letter of Agreement between the Company and each of AJW Partners, LLC, AJW Offshore, Ltd, AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC dated December 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

WHO’S YOUR DADDY, INC.

\s\ Dan Fleyshman
Dan Fleyshman
President

January 26, 2007